UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):  March 8, 2010

Commission file number 0-21513

DXP Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Texas	76-0509661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7272 Pinemont, Houston, Texas 77040
(Address of principal executive offices)
_________________________

Registrant’s telephone number, including area code:
(713) 996-4700
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02  NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On March 8, 2010, DXP Enterprises, Inc. (the “Company”) concluded that the value of inventory acquired in connection with the acquisition of Precision Industries, Inc. (“Precision”), on September 10, 2007 was overstated.  We believe significant amounts of the inventory acquired were obsolete, old and/or slow moving.  The value of the Precision inventory was overstated in the balance sheets of the Company from September 30, 2007 through September 30, 2009.   The restatement of the previously issued balance sheets will result in an increase in goodwill and a reduction in inventory.  We believe this restatement will not negatively impact previously issued income statements.  We currently estimate that the overstatement of the value of the inventory and understatement of goodwill is no more than $14 million. The Company plans to reflect the restated amounts in its Form 10-K for the year ended December 31, 2009.

We discovered the overvaluation of Precision’s inventory in connection with our review of inventory obsolescence as of December 31, 2009.  For previous quarters this review of inventory obsolescence had been performed by Precision personnel using Precision’s legacy computer system.  During the fourth quarter of 2009, the control structures between DXP and Precision were standardized, including the migration of a large portion of the acquired business’s systems onto the DXP computer systems.  DXP has previously disclosed the existence of a material weakness related to Precision’s computer system which existed into the fourth quarter of 2009.  The standardization of control structures and the migration onto DXP’s existing system before the end of 2009 are expected to prevent a recurrence of the material weakness identified at December 31, 2008.

The Chief Financial Officer has discussed the matters disclosed in this filing with the Company’s independent accountant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    DXP ENTERPRISES, INC.

March 9, 2010                                                                    By:    /s/ MAC MCCONNELL
Mac McConnell
Senior Vice President and Chief Financial Officer